Exhibit 10.2

FORM OF REDEMPTION LETTER AGREEMENT

Atlantic American Corporation
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

October 28, 2008

To:	Holders of Shares of Series B Preferred Stock of Atlantic American Corporation

Re:	Proposed Redemption of Issued and Outstanding Shares of Series B Preferred Stock of Atlantic American Corporation

Ladies and Gentlemen:

            Atlantic American Corporation (the “Company”) proposes to redeem all 134,000 issued and outstanding shares of Series B Preferred Stock, par value $1.00 per share (the “Series B Stock”) of the Company. This letter sets forth the terms and conditions pursuant to which the Company proposes to effect such redemption (the “Redemption”).

            By countersigning this letter agreement and returning it to the Company, each holder of issued and outstanding shares of Series B Stock (each, a “Series B Shareholder”) agrees to sell to the Company, and the Company agrees to redeem, all outstanding shares of Series B Stock held by such Series B Shareholder at the stated redemption price of $100 per share. In addition, and also in connection with the Redemption, the Company will pay to the Series B Shareholders, on a pro rata basis determined by reference to the total number of shares of Series B Stock owned by such stockholder, an aggregate of $1,675,000 in satisfaction of a portion of the accrued and unpaid dividends with respect to the Series B Stock. The Company and the Series B Shareholders acknowledge that, as of September 30, 2008, accrued and unpaid dividends with respect to the outstanding Series B Stock totalled approximately $15,376,500. In exchange for such payments, each Series B Shareholder agrees to forever waive and forego its respective rights to, and discharge the Company from any obligation to pay, the remaining amount of accrued but unpaid dividends on the Series B Stock through the effective date of the Redemption, and forever waives any and all other rights and claims such Series B Shareholder may have against the Company with respect to the Series B Stock.

            Please sign and return to me the enclosed copy of this letter in order to confirm that it accurately reflects our understandings with respect to this matter. This letter may be executed in counterparts, which, when taken together, shall be deemed to constitute one original.

Very truly yours,
Atlantic American Corporation
/s/ John G. Sample, Jr. By: John G. Sample, Jr. Senior Vice President and Chief Financial Officer

Accepted and agreed this 28th day of October, 2008.

[Name of Holder of Series B Stock]